Exhibit 99.1

Contact

Investor and Media Relations

Susan W. Specht, MBA Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics and Merck Serono Restructure Partnership

- Conference call to be held September 3, 2008 at 10:30 a.m. Eastern Time -

Seattle, September 3, 2008 – ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced a restructuring of its partnership with Merck Serono, a division of Merck KGaA, Darmstadt, Germany. With respect to the ongoing development of atacicept, ZymoGenetics exercised its contractual right to convert to a worldwide royalty license. By making this election, ZymoGenetics will no longer be responsible for funding development costs, and Merck Serono will fund 100% of the program costs on a worldwide basis. Merck Serono will now have exclusive worldwide development and commercialization rights for atacicept, including in North America. Merck Serono will make milestone payments to ZymoGenetics, as agreed in the original contract between the two companies signed in 2001, and pay royalties on worldwide net sales.

“We believe that atacicept holds tremendous promise as a potential treatment for autoimmune diseases, with a broad, parallel path of development in lupus, multiple sclerosis, and rheumatoid arthritis. Converting to a royalty position on atacicept allows us to avoid a major capital commitment, reduce expenses and preserve cash over the next several years, while securing the value of our atacicept asset,” said Douglas E. Williams, Ph.D. President of ZymoGenetics.

The companies also revised their research alliance to achieve greater operational efficiencies. ZymoGenetics will now control the development and commercialization of IL-31 mAb, and Merck Serono will have the full responsibility for developing and commercializing IL-17RC. Both compounds are drug candidates for the treatment of inflammatory diseases. Future product candidates resulting from the companies’ activities under the research alliance will be exclusively licensed for development and commercialization to either ZymoGenetics or Merck Serono.

“This restructuring of our partnership with ZymoGenetics emphasizes the importance of atacicept and our commitment to the program,” added Vincent Aurentz, Executive Vice President Portfolio Management & Business Development at Merck Serono. “It also demonstrates the need to be flexible in managing successful partnerships to maximize their potential. Having the responsibility for development and exclusive commercialization rights for atacicept also in North America strengthens the overall strategic value of atacicept for Merck Serono.”

Conference Call and Webcast Information

A ZymoGenetics conference call will be held on September 3, 2008 at 10:30 a.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live webcast of the presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 30 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 296009

About Atacicept

Merck Serono is developing atacicept (formerly referred to as TACI-Ig) as a potential treatment of autoimmune diseases, such as systemic lupus erythematosus (SLE), lupus nephritis (LN), rheumatoid arthritis and multiple sclerosis, as well as B-cell malignancies. Atacicept, a recombinant fusion protein, contains the soluble TACI receptor that binds to the cytokines BLyS and APRIL. These cytokines are members of the tumor necrosis factor family that promote B-cell survival and autoantibody production associated with certain autoimmune diseases such as SLE. Current data indicates that levels of BLyS and/or APRIL are elevated in patients with rheumatoid arthritis, SLE, B-cell malignancies and multiple sclerosis. Atacicept has been shown in animal models to affect several stages of B-cell development and may inhibit the survival of cells responsible for making antibodies.

About IL-17RC

The IL-17 family of cytokines generally mediates inflammatory effects and has six members, IL-17A through F. Expression of IL-17A and IL-17F, the most closely related molecules in this family, is up-regulated in joints of rheumatoid arthritis patients, inflamed lung tissue, brains and spinal cords of multiple sclerosis patients and inflammatory bowel disease. ZymoGenetics identified IL-17RC as the receptor for IL-17F and discovered that human IL-17RC binds IL-17A with high affinity. A soluble version of IL-17RC has been shown to neutralize pro-inflammatory properties of IL-17A and IL-17F in vitro and therefore may have beneficial therapeutic effects in patients suffering from autoimmune diseases. IL-17RC is being developed as a potential treatment for inflammatory diseases such as inflammatory bowel disease, rheumatoid arthritis and multiple sclerosis.

About IL-31 mAb

IL-31 is a newly discovered T-cell cytokine that, when overexpressed in mice, results in pruritus and skin dermatitis resembling human atopic dermatitis (AD). Comparisons between skin from patients with AD and healthy skin show IL-31RA expression at higher levels on epidermal keratinocytes in AD samples. In addition, circulating CLA(+) T cells from patients with AD are capable of producing higher levels of IL-31 compared with CLA(+) T cells from healthy individuals. IL-31 expression is associated with CLA(+) T cells and could contribute to the development of AD-induced skin inflammation and pruritus. IL-31mAb is being developed as a potential treatment for AD and other diseases where itch response is involved.

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant), which is the first recombinant, plasma-free thrombin. Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing abilities, discovery strategy, preclinical and clinical development, strategic partnering, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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